Exhibit 99.1

BED BATH & BEYOND INC. NAMES JOE HARTSIG AS CHIEF MERCHANDISING

OFFICER AND PRESIDENT OF HARMON STORES INC.

UNION, N.J., March 4, 2020 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) has named Joe Hartsig as Executive Vice President, Chief Merchandising Officer of Bed Bath & Beyond and President of Harmon Stores Inc. (“Harmon”), effective immediately.

Reporting directly to Bed Bath & Beyond’s President & CEO, Mark Tritton, Mr. Hartsig will be a key member of the senior leadership team and responsible for developing and implementing its Product strategy, one of the five pillars of the Company’s preliminary strategic plan. His responsibilities will include oversight of the Company’s omni-channel merchandising, planning, and owned brand strategies. As President of Harmon, Joe will also be responsible for developing the growth strategy for the cosmetics, health and beauty retailer, operating under the names Harmon, Harmon Face Values or Face Values.

Mark Tritton, President & CEO, said, “To rebuild our business, we need leaders of change. Joe’s experience as one of the leading innovators in retail makes him perfectly suited to help re-establish our authority in the Home, Baby and Beauty markets and we’re excited to welcome him to this critically important role. Improving the curation and differentiation of our assortment is our number one strategic priority, and Joe will be the driving force behind our ambition to make it easy to feel at home with Bed Bath & Beyond, while also providing the leadership and vision needed to grow our Harmon business.”

Joe Hartsig has more than 30 years of experience in consumer brand development and retail merchandising, as a senior leader at some of the world’s largest and best-known consumer brands, including Walmart, Motorola and SC Johnson. Most recently, he served as Senior Vice President & Chief Merchandising Officer at Walgreens, where he managed the front of store Retail Products division and drove transformational change. He was responsible for a team of over 500 merchandising, planning and field team employees across a variety of categories, in addition to leading the owned brand organization and e-commerce and digital merchandising strategies to advance the company’s omni-channel capabilities.

“The opportunity to help rebuild an iconic brand like Bed Bath & Beyond was too good to miss,” said Mr. Hartsig. “Mark has a clear vision to reconstruct a modern, durable business model with a differentiated merchandising strategy at its heart. It is an exciting time to be joining Bed Bath & Beyond and I look forward to working closely with Mark and the organization.”

The Company is on track in its search to fill a number of other strategic leadership roles. “I am very grateful for our associates who have stepped up to provide key interim leadership and partner closely with me to build our plan. We look forward to providing an update on additional hires soon,” said Mr. Tritton.

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives and its search to fill strategic leadership roles. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (908) 855-4202 or dominic.pendry@bedbath.com